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Exhibit 99.4

CONSENT OF EVERCORE GROUP INC.

The Board of Directors
NTL Incorporated
909 Third Avenue, Suite 2863
New York, NY 10022
United States

        We hereby consent to the use of our opinion letter dated December 14, 2005 to the Board of Directors of NTL Incorporated, ("NTL") included as Appendix F of the joint proxy statement/prospectus which forms a part of the Registration Statement of Telewest Global, Inc. ("Telewest") on Form S-4 relating to the proposed merger of a wholly owned subsidiary of Telewest with NTL Incorporated, and to the references to such opinion in such joint proxy statement/prospectus under the caption "The Merger—Opinions of NTL's Financial Advisors to the NTL Board of Directors—Opinion of Evercore Group Inc." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

EVERCORE GROUP INC.
/s/ TIM LALONDE Name: Tim Lalonde Title: Authorized Person

New York, NY
December 15, 2005

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  Exhibit 99.4